                               PURCHASE AGREEMENT



November 22, 2000


SAND TECHNOLOGY INC.
4141 Sherbrooke St. O.
Suite 410
Westmount, P.Q.
H3Z 1B8

ATTENTION: MR. ARTHUR G. RITCHIE
           CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER


                          PURCHASE OF COMMON SHARES OF
                              SAND TECHNOLOGY INC.


Sand Technology Inc. (the "Corporation") has agreed to issue, from treasury, and Sprott Securities Inc. ("Sprott") has agreed to purchase 2,000,000 Class A Common Shares (the "Offered Shares") and up to 1,000,000 Class A Common Shares, pursuant to an Over-Allotment Option described below (the "Optioned Shares"), pursuant to and on the terms and conditions set forth in this Agreement.

Based upon the foregoing and subject to the terms and conditions set out below, Sprott has obtained subscribers (the "Subscribers") to purchase at the Closing Time (as hereinafter defined), all but not less than all of the Offered Shares at a price of U.S. $6.00 (the "Offering Price") for each Offered Share. By its acceptance hereof, the Corporation agrees to allot, issue and sell to Sprott or one or more substituted purchasers designated by it all but not less than all of the Offered Shares at such price for aggregate gross proceeds of U.S. $12,000,000. If the Corporation is not able or willing to sell all of the Offered Shares hereunder (whether or not such action is a default hereunder by the Corporation), the Subscribers shall not be obligated to purchase any of the Offered Shares, but may do so if they elect to waive this condition in accordance with the terms hereof.

The Corporation (on the basis set out in the second paragraph hereof) hereby grants to Sprott an option (the "Over-Allotment Option") to purchase and offer for sale to the public the Optioned Shares at a purchase price of U.S. $6.00 per Optioned Share all upon the terms and conditions set forth herein for the purchase and sale of the Offered Shares. The Over-Allotment Option shall be exercisable at any time from the date hereof until November 30, 2000 (the "Over-Allotment Option Expiry Date"). The Over-Allotment Option shall be exercisable, from time to time, in whole or in part by Sprott, giving notice to the Corporation by not later than 5:00 p.m. on the Over-Allotment Option Expiry Date, specifying the number of Optioned Shares to be purchased and the date and time of completion of the sale of the Optioned Shares (which shall not be less than one business day after the date of notice and not more than five business days after the Over-Allotment Option Expiry Date). Upon furnishing such notice, Sprott shall purchase and the Corporation shall sell, in accordance with and subject to the provisions hereof, the number of Optioned Shares indicated in such notice.

The following are the further terms and conditions of this agreement:

                              1 - INTERPRETATION

1.1      In this agreement:

         "APPLICABLE SECURITIES LAWS" includes, without limitation, all applicable securities, corporate and other laws, rules, regulations, notices, policies and rulings of each of the Canadian Selling Jurisdictions;

         "BUSINESS DAY" means a day, other than Saturdays, Sundays and statutory holidays, when the banks conducting business in the Cities of Montreal and Toronto are generally open for the transaction of banking business;

         "CANADIAN SELLING JURISDICTIONS" means such of the provinces of British Columbia, Manitoba and Ontario in which the Common Shares are sold on the Closing Date, provided that a purchaser of Common Shares resides in such a province;

         "CLEARING DATE" means that date which is the earlier of: (i) the date on which the Registration Statement becomes effective; and (ii) 90 days from the later to occur of (A) the Over-Allotment Option Expiry Date and (B) the date, if any, upon which the last Optioned Shares are purchased pursuant to the Over-Allotment Option or such other date as may be agreed upon between Sprott and the Corporation;

         "CLOSING DATE" means, as the case may be, November 22, 2000 with respect to the initial closing or such other date as Sprott and the Corporation may agree upon in respect of any subsequent closing;

         "CLOSING TIME" means 10:00 a.m. (Toronto time) or such other time, on the Closing Date, as Sprott and the Corporation may agree upon;

         "COMMON SHARES" means the Class A common shares in the capital of the Corporation;

         "COMPENSATION WARRANT" has the meaning ascribed thereto in Section 9.2;

         "CORPORATION'S COUNSEL" means Lavery, de Billy and such other counsel as may be chosen by the Corporation;

         "ESCROW AGREEMENT" means the escrow agreement between Sprott, the Corporation and Aird & Berlis as escrow agent (the "Escrow Agent") dated as of the date hereof;

         "FINANCIAL STATEMENTS" means the comparative audited consolidated financial statements of the Corporation for the fiscal year ended July 31, 2000;

         "NASDAQ" means the Nasdaq Stock Market National Market System;

         "PUBLIC RECORD" means all information filed by and on behalf of the Corporation with the Securities Commissions since August 1, 2000, including, without limitation, the Registration Statement and any other information filed with any Securities Commission in compliance, or intended compliance, with any Applicable Securities Laws;

         "PURCHASERS" means the subscribers purchasing Common Shares hereunder;

         "REGISTRATION STATEMENT" shall have the meaning ascribed thereto in
         Section 12;

         "SEC" means the United States Securities and Exchange Commission;

         "SECURITIES COMMISSIONS" means the securities commissions or similar regulatory authorities in the Canadian Selling Jurisdictions;

         "SELLING JURISDICTIONS" means the Canadian Selling Jurisdictions and such other jurisdictions as Sprott may determine provided notice is provided to the Corporation not less than 48 hours prior to the Closing Time;

         "SIGNIFICANT INTEREST COMPANIES" means those companies, other than the Subsidiaries, in which the Corporation holds 10% or more of the outstanding voting securities;

         "SPROTT'S COUNSEL" means Aird & Berlis and such other counsel as may be chosen by Sprott;

         "SUBSCRIPTION AGREEMENTS" means the agreements to be entered into between the subscribers for Common Shares and the Corporation; and

         "SUBSIDIARY" means any subsidiary of the Corporation, as such term is defined in the U.S. SECURITIES ACT (Quebec);

         "U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended;

         "WARRANT SHARES" means the Common Shares underlying the Compensation Warrants;

1.2 In addition, the terms "MISREPRESENTATION", "MATERIAL CHANGE" and "MATERIAL FACT" shall have the meanings ascribed thereto under the Applicable Securities Laws and "distribution" or "DISTRIBUTION TO THE public", as the case may be, shall also have the meanings as defined under the Applicable Securities Laws and "DISTRIBUTE" has a corresponding meaning.

1.3      The terms "THIS AGREEMENT", "HERETO", "WHEREIN", "HEREBY",
         "HEREUNDER", "HEREOF" and similar expressions refer to the agreement of the parties set forth herein and not to any particular paragraph or other portion of this agreement.


The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement. Unless otherwise expressly provided, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

If any provision of this Agreement shall be adjudged by a competent authority to be invalid or for any reason unenforceable, such invalidity or unenforceability shall not affect the validity, enforceability or operation of any other provision herein.

The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule "A"  - Details of the Offering
Schedule "B"  - United States Offers and Sales


                              2 - THE COMMON SHARES

2.1 The proceeds from the sale and issue of the Offered Shares and Optioned Shares together with any interest thereon will be released to the Corporation as follows:

         (a) 33 1/3% at the Closing Time (less the fees and expenses payable to Sprott pursuant to paragraphs 9.1 and 9.3 hereof); and

         (b) subject to exercise of the Repurchase Right (as provided for in paragraph 2.2), the remaining proceeds upon the Registration Statement becoming effective, provided that in any event such proceeds shall be released to the Corporation on the Clearing Date.

2.2 The Escrow Agreement shall provide that in the event that the Registration Statement does not become effective on or prior to the Clearing Date, then each holder of Offered Shares and/or Optioned Shares shall thereafter be entitled, prior to 5:00 p.m. (Toronto Time) on that date which is five business days from the Clearing Date, to require the Corporation to repurchase for cancellation all of the Offered Shares and/or Optioned Shares held by such holder and thereby to receive U.S. $6.00 per Common Share eligible for repurchase plus such holder's pro rata portion of the interest earned by the Escrow Agent under the Escrow Agreement (calculated from and including the Closing Date to the date immediately preceding the date of payment to the holder of Common Shares) (the "Repurchase Right"). If the Registration Statement does not become effective on or before the Clearing Date, the Corporation, in conjunction with Sprott, shall send or cause to be sent to each Purchaser a written notice advising each such holder of its possible entitlement to exercise its Repurchase Right. Such notice will be sent, by courier, on or before the first business day following the Clearing Date to the address of each such holder appearing in the register of Common Shares maintained by the registrar and transfer agent of the Corporation.

2.3 Sprott agrees to obtain and to deliver to the Corporation at or prior to the Closing Time a duly completed Subscription Agreement for each Purchaser and such other documents specifically referred to in the Subscription Agreement, all of which will have been duly executed by each of the subscribers for Common Shares.

2.4 The Escrow Agreement shall otherwise be in such form and contain such terms as are agreed to by the Corporation and the Corporation's counsel and Sprott and Sprott's counsel including, without limitation, a mechanism satisfactory to Sprott for the release of the proceeds of the offering.


                            3 - DUE DILIGENCE REVIEW

3.1 Prior to the Closing Time, the Corporation shall allow Sprott the opportunity to conduct required due diligence and to satisfy itself as a result of its inquiries and, allow Sprott and Sprott's counsel to conduct all due diligence which Sprott may reasonably require in order to confirm the Public Record is accurate, complete and current in all material respects and to fulfill Sprott's obligations hereunder and to enable Sprott to responsibly complete the private placement of Common Shares described herein. Sprott shall have the option to terminate this agreement if its due diligence inquiries and investigations identify a material adverse circumstance which existed either at the effective date of this agreement but which was not disseminated to the public or occurred after the effective date hereof but prior to the Closing Time.

                  4 - REPRESENTATIONS AND WARRANTIES OF SPROTT

4.1    Sprott hereby represents and warrants that:

      (a) it is not a person in the United States nor is it a United States person (as such terms are defined in Regulation S under the U.S. Securities Act and it is not acquiring the Compensation Warrants for the account or benefit of a person in the United States or a United States person or for resale in the United States; and

      (b) it is aware that the Compensation Warrants and the Warrant Shares have not been registered under the U.S. Securities Act, may not for a period of 40 days be offered or sold to a "U.S. person" (as that term is defined in Regulation S under the U.S. Securities Act) and, in any event, may not be reoffered or resold in the absence of such registration except in a transaction that is exempt therefrom and from the registration or qualification requirements of any applicable securities laws of any state or other jurisdiction of the United States.


                      5 - REPRESENTATIONS AND WARRANTIES OF
                                 THE CORPORATION

5.1 The Corporation represents and warrants to Sprott, and acknowledges that Sprott is relying upon such representations and warranties, that:

      (a) the Corporation has full corporate power and authority to issue and sell the Common Shares;

      (b) at the Closing Date and thereafter the Common Shares will be duly and validly authorized, allotted and issued as fully, paid and non-assessable Common Shares;

      (c) the Corporation and each of the Subsidiaries has been duly incorporated and organized and is validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to carry on its business, as now conducted and as presently proposed to be conducted, and to own its assets and to execute, deliver and perform this agreement;

      (d) the Corporation has no subsidiaries and no Significant Interest Companies other than the Subsidiaries listed below and the Corporation beneficially owns, directly or indirectly, the percentage indicated herein of all the issued and outstanding shares in the capital of each of the Subsidiaries free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and validly issued and are outstanding as fully-paid shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Corporation of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of any Subsidiary or any other security convertible into or exchangeable for any such shares;


                  --------------------------------------------- ----------------------------- ----------------------
                                      Name                              Jurisdiction          Percentage Ownership
                  --------------------------------------------- ----------------------------- ----------------------
                  Sand Technology (U.K.) Limited                United Kingdom                100%
                  --------------------------------------------- ----------------------------- ----------------------
                  Sand Technology Systems Inc.                  Delaware                      100%
                  --------------------------------------------- ----------------------------- ----------------------
                  STSI Licensing, LLC                           New Jersey                    100%
                  --------------------------------------------- ----------------------------- ----------------------


      (e) the Corporation and each of the Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations in each jurisdiction which any material portion of its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates any material portion of its property or carries on any material portion of its business to enable its business and assets to be owned, leased and operated, except to the extent that the failure to so comply or to be so licensed, registered or qualified would not have a material adverse effect on the Corporation and the Subsidiaries (taken as a whole) and all such licences, registrations or qualifications which are material are valid and existing in good standing;

      (f) there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation (taken as a whole), from the position set forth in the Financial Statements and there has not been any material adverse change in the business, operations or condition (financial or otherwise) or results of the operations of the Corporation (taken as a whole), since July 31, 2000, and to the best of the knowledge, information and belief of the Corporation, there are no material facts, transactions, events or occurrences which could have a materially adverse impact on such capital, assets, liabilities, obligations, business, operations, condition or prospects of the Corporation (taken as a whole) which have not been generally disclosed to the public or disclosed to Sprott;

      (g) the description of the assets and liabilities of the Corporation (taken as a whole) set forth in the Financial Statements fairly represents, in accordance with generally accepted accounting principles, the financial position and condition of the Corporation (taken as a whole), at the dates thereof and reflects all material liabilities (absolute, accrued, contingent or otherwise) of the Corporation as at the dates thereof and the Corporation has no additional material liabilities which are not set forth in the Financial Statements and the assets of the Corporation are as set forth in the Public Record;

      (h) except as disclosed in the Financial Statements or as otherwise disclosed to Sprott there are no actions, suits, proceedings or inquiries pending or threatened against or affecting the Corporation or any of the Subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency which could reasonably be expected to in any way materially adversely affect the business, operations or condition (financial or otherwise) of the Corporation (on a consolidated basis) or its assets or which may affect the placement of Common Shares;

      (i) the Corporation is not in default or breach of, and the execution, delivery and performance of this agreement, the Escrow Agreement, the Subscription Agreements by the Corporation or the transactions contemplated hereby and thereby will not result in any breach of, or constitute a material default under, or create a state of facts which, after notice or lapse of time or both, would constitute a material default under, any term or provision of the constating documents, by-laws or directors and shareholders resolutions of the Corporation or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to the Corporation which might reasonably be expected to materially adversely affect the business, operations or condition (financial or otherwise) of the Corporation (on a consolidated basis) or its assets;

      (j) the information and statements set forth in the Public Record were true, correct and complete and did not contain any misrepresentation, as of the date of such information or statement, and the Corporation has not filed any confidential material change reports still maintained on a confidential basis;

      (k) as of November 20, 2000, the authorized capital of the Corporation consists of an unlimited number of Common Shares and Class B preferred shares ("Preferred Shares") of which 10,576,684 Common Shares and no Preferred Shares are currently issued and outstanding, all of which shares are issued as fully paid and non-assessable and there is no agreement between the Corporation and any shareholder of the Corporation under which the Corporation obligates itself to redeem or otherwise purchase all or part of the shares held by shareholders in the capital of the Corporation;

      (l) no person holds any securities convertible or exchangeable into shares of the Corporation or has any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued securities of the Corporation except approximately 2,009,746 Common Shares which are reserved for issuance upon the exercise of stock options currently issued to directors, officers and employees of, and consultants to, the Corporation under each of the Corporation's Stock Option Plan, the Corporation's Stock Incentive Plan and pursuant to certain issued warrants as previously disclosed to Sprott;

      (m) the Corporation has full corporate power and authority to enter into this agreement, the Escrow Agreement and the Subscription Agreements, and to perform its obligations set out herein and therein, and this agreement has been, and the Escrow Agreement, and the Subscription Agreements will on the Closing Date be, duly authorized, executed and delivered by the Corporation and this agreement and each of the Escrow Agreement and the Subscription Agreements will on the Closing Date be, legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with its respective terms subject to the general qualifications that:

             (i) enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights generally,

             (ii) equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court, and

             (iii) rights to indemnity and contribution hereunder may be limited under applicable law;

      (n) no Securities Commission, the SEC nor any similar regulatory authority in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of the Corporation, and to the best of the knowledge, information and belief of the Corporation, the Corporation is not in default of any requirement of Applicable Securities Laws;

      (o) the Corporation has taken or will take prior to the Closing Date all such steps as may be necessary to comply with such requirements of Applicable Securities Laws such that the Common Shares may, in accordance with Applicable Securities Laws, be offered for sale and sold on a private placement basis in the Canadian Selling Jurisdictions and complying with Applicable Securities Laws by way of the exemptions to the prospectus requirements;

      (p) Continental Stock Transfer and Trust Company at its principal office in the City of New York is the duly appointed registrar and transfer agent for the Common Shares;

      (q) the issued and outstanding Common Shares are quoted for trading on NASDAQ;

      (r) the minute books of the Corporation contain full, true and correct copies of the constating documents of the Corporation and, at the Closing Time, will contain copies of all minutes (or drafts thereof) of all meetings and all consent resolutions of the directors, committees of directors and shareholders of the Corporation;

      (s) with such exceptions as are not material to the Corporation, the Corporation and each of the Subsidiaries has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of the Subsidiaries and there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or any of the Subsidiaries in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

      (t) except as previously disclosed to Sprott, the Corporation and each of the Subsidiaries is entitled to use, without payment of any royalty or other fee, all of the tradenames, trademarks, patents, designs, processes, copyrights and licenses (collectively, the "Intellectual Property") required in connection with the sale of the Corporation's products (on a consolidated basis) and now used by the Corporation in the course of carrying on its business. Except as previously disclosed to Sprott, none of the Corporation nor the Subsidiaries has not received any written notice claiming that the conduct of its business infringes upon the patents, trademarks, tradenames, service marks or copyrights, domestic or foreign, or any other industrial property or intellectual property rights of any other person, firm or corporation; and

      (u) the representations and warranties made by the Corporation in the Escrow Agreement and Subscription Agreements are, or will be, true and correct as of the date at which they are made.

                                  6 - COVENANTS

6.1   The Corporation agrees that:

      (a) the Corporation will duly, punctually and faithfully perform all the obligations to be performed by it under this agreement, the Escrow Agreement and the Subscription Agreements; and

      (b) the Corporation shall use its best efforts to maintain its listing on NASDAQ for a period of not less than one year from the Closing Date and shall also use its best efforts to have its Common Shares listed and posted for trading on The Toronto Stock Exchange.



                     7 - CLOSING PROCEDURES AND ELECTION FOR
                                 OPTIONED SHARES

7.1 The purchase of the Offered Shares shall be completed at the Closing Time on the Closing Date at the offices of Aird & Berlis, BCE Place, 181 Bay St., Toronto, Ontario, M5J 2T9, or at such other place as Sprott and the Corporation may agree. If Sprott exercises the Over-Allotment Option in whole or in part, in accordance with the provisions hereof, the purchase and sale of the Optioned Shares shall be completed in the same manner as the Closing (the "Additional Closing") but at the time and on the date (the "Additional Closing Time" and "Additional Closing Date") set for such purchase in the notice provided to the Corporation by Sprott. All provisions of this Agreement with respect to the sale of the Offered Shares shall apply, mutatis mutandis, to the sale of the Optioned Shares at the Additional Closing, with the Additional Closing Time being substituted for the Closing Time, the Additional Closing Date being substituted for the Closing Date, the Optioned Shares being substituted for the Offered Shares, and any other required substitutions being made. If the Over-Allotment Option is exercised at least one business day prior to the Closing Time, the sale of the Optioned Shares shall be made contemporaneously with the sale of the Offered Shares.

7.2 The Corporation may not reject any properly completed Subscription Agreements which are in compliance with Applicable Securities Laws unless the number of Common Shares subscribed for pursuant to all Subscription Agreements tendered by Sprott exceeds the maximum number of Common Shares to be sold under this agreement, in which case, Subscription Agreements representing the over-allotment shall, after consultation with Sprott, be rejected.

                           8 - CONDITIONS OF CLOSING

8.1 The obligations of Sprott hereunder shall be conditional upon Sprott receiving, and Sprott shall have the right on the Closing Date on behalf of subscribers for Common Shares to withdraw all Subscription Agreements delivered and not previously withdrawn by subscribers unless Sprott receives, on the Closing Date:

      (a) a legal opinion of the Corporation's counsel in form and substance reasonably satisfactory to Sprott, with respect to such matters, as Sprott may reasonably request relating to the purchase, including, without limitation: the due incorporation and valid existence of the Corporation; the corporate power and capacity of the

             Corporation; the authorized capital of the Corporation; the Common Shares having been duly authorized, allotted and reserved for issuance and issued as fully paid and non-assessable; the due and proper appointment of the Escrow Agent under the Escrow Agreement; the due authorization, execution, delivery and enforceability of this agreement, the Escrow Agreement, and the Subscription Agreements and the fulfilment of the terms hereof and thereof; that the issue, sale and delivery of the Common Shares or any of them do not and will not result in a breach of, and do not and will not create a set of facts which, after notice or lapse of time or both, conflict with any terms, conditions or provisions of the articles of the Corporation, the by-laws or any resolutions of the directors or shareholders of the Corporation; compliance with all Applicable Securities Laws including, without limitation, the receipt of all necessary regulatory approvals relating to the distribution of the Common Shares; the distribution of the Common Shares in the Canadian Selling Jurisdictions; the first trade in Common Shares received. It is understood that the Corporation's counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than Quebec or Canada and on certificates of officers of the Corporation and the transfer agent of the Common Shares as to relevant matters of fact;

(b) a certificate of the Corporation dated the Closing Date, addressed to Sprott and signed on the Corporation's behalf by two senior officers of the Corporation, acceptable to Sprott, acting reasonably, certifying that:

             (i) the Corporation has complied with and satisfied all covenants, terms and conditions of this agreement on its part to be complied with and satisfied at or prior to the Closing Time other than those which have been waived by Sprott;

             (ii) the representations and warranties of the Corporation set forth in this agreement are true and correct at the Closing Time, as if made at such time;

             (iii) no event of the nature referred to in subparagraphs 10.2(a)
                   and (b) has occurred or to the knowledge of such officers is pending, contemplated or threatened;

             (iv) the Corporation has made and/or obtained, on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound in respect of the execution and delivery of this agreement, the offering and sale of the Common Shares and the consummation of the other transactions contemplated hereby; and

             (v) such other matters as may be reasonably requested by Sprott or Underwriter's counsel;

      (c) definitive certificates representing, in the aggregate, all of the Common Shares subscribed for registered in such name or names as Sprott shall notify the Corporation in writing of not less than 24 hours prior to the Closing Time provided such certificates registered in such names may be delivered in advance of the Closing Date to Sprott or such other parties in such locations as Sprott may direct and Sprott and the Corporation may agree upon; and

      (d) executed copies of the Escrow Agreement and the Subscription Agreements, each in form and substance reasonably satisfactory to Sprott and Sprott counsel.


                              9 - FEES AND EXPENSES

9.1 In consideration for its services hereunder, the Corporation agrees to pay to Sprott at the Closing Time a fee, by way of certified cheque or bank draft, equal to the amount of U.S. $0.36 (6.00%) for each Common Share subscribed for, including any Common Shares purchased by Sprott as principals hereunder, representing an aggregate fee of U.S. $720,000 ("Sprott's Commission").

9.2 In addition to the fee referred to in Section 9, as additional consideration for the performance of its obligations hereunder and in consideration for the provision of long-term research and after-market trading support by Sprott, the Corporation shall issue to Sprott at the Closing that number of compensation warrants (the "Compensation Warrants") equal to up to 12% of the total number of Offered Shares and Optioned Shares subscribed for. Each Compensation Warrant will entitle the holder thereof to purchase one Common Share at a price of U.S. $6.00 per share exercisable during the period from the Closing Date until November 22, 2002.

9.3 Whether or not the transactions contemplated herein shall be completed, all costs and expenses of or incidental to the creation of the Common Shares, the distribution of the Common Shares, including the fees (to a maximum of Cdn. $75,000 plus G.S.T.) and disbursements of Sprott's counsel shall be borne by the Corporation, including, without limitation, all costs and expenses of or incidental to the preparation, filing and reproduction of the Registration Statement and the fees and expenses of Corporation's counsel and the Corporation's auditors.

                             10 - EARLY TERMINATION

10.1 All representations, warranties, covenants, terms and conditions of this agreement shall be construed as conditions, and any material breach or failure to comply with any such representation, warranty, covenant, term or condition shall entitle Sprott to terminate its obligation to distribute the Common Shares by written notice to that effect given to the Corporation prior to the Closing Date. Sprott may waive in whole or in part any breach of default under or noncompliance by the Corporation with, any representation, warranty, term or condition hereof; or extend the time for compliance therewith, without prejudice to any of their rights in respect of any other representation, warranty, term or condition hereof; any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof; provided that any such waiver or extension shall be binding on Sprott only if the same is in writing.

10.2 In addition to any other remedies which may be available to Sprott, Sprott shall be entitled, at its option, to terminate and cancel, without any liability on such Underwriter's part, Sprott's obligations under this agreement if prior to the Closing Time on the Closing Date:

      (a) any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Common Shares is made, or proceedings are announced or commenced for the making of any such order, by any securities commission or similar regulatory authority, NASDAQ or by any other competent authority, and has not been rescinded, revoked or withdrawn; or

      (b) any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Corporation or any of its directors or senior officers is announced, commenced or threatened by any Securities Commission or similar regulatory authority, the SEC, NASDAQ or any other competent authority or any order is issued under or pursuant to any statute of Canada or of any of the provinces of Canada, or any other applicable law or regulatory authority (unless based on the activities or alleged activities of an Underwriter or their agents), or there is any change of law, regulation or policy or the interpretation or administration thereof; which, in the sole opinion of Sprott, acting reasonably, operates to materially prevent or restrict trading in the Common Shares or distribution to the public of the Common Shares and which has not been rescinded, revoked or withdrawn; or

      (c) there shall occur an event, or, Sprott's due diligence investigation shall identify or discover an event, fact or circumstance, (actual, contemplated or threatened) which constitutes a material change or any change in a material fact or occurrence of a material fact or event in respect of the business, operations, assets or affairs (financial or otherwise) of the Corporation as disclosed in the Public Record, which in Sprott's sole opinion, acting reasonably, could reasonably be expected to have a material adverse effect on the market price or value of the Common Shares; or

      (d) there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any action by government, law or regulation, enquiry or other such occurrence which, in the sole opinion of Sprott, acting reasonably, materially adversely affects or involves, or will materially adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiaries (taken as a whole) such that it would not be practicable to market the Common Shares or which would render the Common Shares unsaleable; or

      (e) the state of the financial markets or of the industry or markets in which the Corporation operates is or becomes such that the Common Shares cannot, in the reasonable opinion of Sprott, be successfully or profitably marketed; or

      (f) the Corporation shall be in breach of default under or non-compliance with any material representation, warranty, term or condition of this agreement.

      Sprott may exercise any or all of the rights provided for in paragraphs 10.1, 10.2 or 10.3 notwithstanding any act or thing taken or done by Sprott or any action by Sprott, whether before or after the occurrence of any material change, including, without limitation, any act of Sprott related to the private placement of the Common Shares for sale and Sprott shall only be considered to have waived or be stopped from expressing or relying upon any of its rights under or pursuant to paragraphs 8.1, 10.1,
      10.2 or 10.3 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

10.3 Any termination pursuant to the terms of this agreement shall be effected by notice in writing delivered to the Corporation; provided that no termination shall discharge or otherwise affect any obligation of the Corporation under paragraphs 9.3, 11.1, 11.2 or 11.3. The rights of Sprott to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

                      11 - INDEMNIFICATION AND CONTRIBUTION

11.1 The Corporation shall indemnify and save Sprott, and each of Sprott's directors, officers, employees and agents (collectively "Indemnified Parties" and singularly an "Indemnified Person") harmless against and from all liabilities, claims, demands, losses (other than losses of profit in connection with, any sale of the Common Shares), costs, damages and expenses to which such person or companies may be subject or which such person or companies may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

      (a) any misrepresentation or alleged misrepresentation (except a misrepresentation relating solely to Sprott) contained in the Public Record;

      (b) any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Common Shares imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subparagraph 11.1(a) (except a misrepresentation relating solely to Sprott or Subscriber);

      (c) any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities into the affairs of the Corporation relating to or affecting the sale of Common Shares other than any such order, inquiry, investigation or other proceeding based solely upon the activities or alleged activities of Sprott (or selling group members, if any); or

      (d) any breach or default under or non-compliance by the Corporation with any representation, warranty, covenant, term or condition of this agreement.

      With respect to any person or corporation in respect of which indemnification is or might reasonably be considered to be provided for in this Article 11 and who is not a party to this agreement, Sprott shall obtain and hold the rights and benefits of this Article 11 in trust for and on behalf of such person or corporation.

      The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any governmental commission, regulatory authority, the Exchange, a court, or other entity having regulatory authority, and an Indemnified Person or other representatives of Sprott shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Corporation by Sprott, the Corporation shall pay Sprott the reasonable costs, (including an amount to reimburse Sprott for time spent by their personnel in connection therewith on a per diem basis and out-of-pocket expenses incurred by their personnel in connection therewith), as they occur unless such proceedings or investigations shall be brought or initiated as a result of any actions or inaction of Sprott, or any of them, or any selling group members, if any.

11.2 If any claim contemplated by paragraph 11.1 shall be asserted against any Indemnified Person, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim, provided however, that the defence shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Person acting reasonably and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by paragraph 11.1 if:

      (a) the Corporation or the Indemnified Person has been advised by counsel that there are legal defences available to the Indemnified Person which are different from or additional to defences available to the Corporation (in which case the Corporation shall not have the right to assume the defence of such proceedings on the Indemnified Person's behalf);

      (b) the Corporation shall not have taken the defence of such proceedings and employed counsel within 15 days after notice of commencement of such proceedings; or

      (c) the employment of such counsel has been authorized by the Corporation in connection with the defence of such proceedings;

      and, in any such event, the reasonable fees and expenses of such Indemnified Person's counsel (on a solicitor and his client basis) shall be paid by the Corporation provided that in no event shall the Corporation be required to pay the fees and disbursements of more than one set of counsel in any single jurisdiction for all Indemnified Persons.

11.3 In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this agreement is due in accordance with its terms but is, in whole or in part, for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Common Shares), costs, damages and expenses (including legal or other expenses reasonably incurred in connection with the investigation or defence of the same) to which they may be subject or which they may suffer or incur:

      (a) in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand, and by the party or parties seeking indemnity on the other hand, from the sale of the Common Shares; or

      (b) if the allocation provided by subparagraph (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subparagraph (a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages or expenses as well as any other relevant equitable considerations.

      The relevant benefits received by the Corporation, on the one hand, and Sprott on the other hand shall be deemed to be in the same proportion that the total proceeds of the offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by Sprott. In any event, the Corporation and Sprott agree that any contribution of Sprott should be limited to the fees paid to Sprott in connection with the sale of the Common Shares. The Corporation agrees that it would not be just and equitable if contributions pursuant to this agreement were determined by any other method of allocation than those referred to above.

      The rights to contribution provided in this paragraph 11.3 shall be in addition to, and without prejudice to, any other right to contribution which Sprott may have.


                            12 - REGISTRATION RIGHTS

12.1 The Corporation agrees that: (i) as soon as practicable after the date of the last Additional Closing, but in any event not more than five days following the Closing Date it will prepare and file with the SEC, at the Corporation's expense, a registration statement under the U.S. Securities Act sufficient to permit the public resale of the Offered Shares, the Optioned Shares and the Warrant Shares (collectively, the "Shares") and
      (ii) promptly after the receipt of a written request from the holders of a majority of the then outstanding Warrant Shares it will prepare and file with the SEC at the Corporation's expense a registration statement sufficient to permit the public resale of the Warrant Shares. The Corporation will use its reasonable best efforts to cause each registration statement filed hereunder (a "Registration Statement") to become effective and to remain effective until (a) all of the securities so registered (the "Registered Securities") shall have been sold the earlier of (b) the Corporation shall have delivered to Sprott a written opinion of counsel reasonably satisfactory to Sprott to the effect that the sale of the Shares or the Warrant Shares, as the case may be, in the United States proposed to be offered is exempt from the registration or qualification requirements of all applicable federal and state securities laws in the United States and purchasers or other transferees thereof would not acquire such shares as "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act; or (c) the Shares held by such subscriber, and the Warrant Shares, may be sold without registration under Rule 144 during any 90 day period. The Corporation shall not be obligated to file more than one Registration Statement that becomes effective pursuant to the foregoing clause (i) or more than one Registration Statements that become effective pursuant to the foregoing clause (ii)

12.2 The Corporation shall take such action as may be necessary to register or qualify the Registered Securities under the securities or Blue Sky laws of such states of the United States as shall reasonably be requested by the Agent, and shall do any and all other acts which may benecessary or advisable to permit the proposed sale or other disposition of such Registered Securities in any such state; provided that in no event shall the Corporation be obligated in connection therewith to qualify as a foreign corporation in any jurisdiction where it is not already so qualified, or to execute a general consent for service of process in suits other than those arising out of the offer and sale of the Registered Securities, or to take any action which would subject it to taxation in any jurisdiction where it is not then so subject.

12.3 The Corporation's obligations under this Section 8 to register and qualify shares for resale by any subscriber (a "Selling Shareholder") shall be conditioned upon the timely receipt by the Corporation in writing of (i) information from such Selling Shareholder as to the proposed plan of distribution of the Registered Securities to be included in the Registration Statement, and (ii) such other information as the Corporation may reasonably require from such Selling Shareholder for inclusion in the Registration Statement.

12.4 The Corporation shall pay all expenses in connection with each Registration Statement, including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel for the Corporation, but excluding all brokerage fees, underwriting discounts and selling commissions applicable to the sale of the Registered Securities.

12.5  The Corporation shall:

      (a) furnish to each Selling Shareholder of Registered Securities covered by a Registration Statement such number of copies of the prospectus constituting a part of such Registration Statement (including the preliminary prospectus) and any amendments or supplements thereto, and such other documents as such holder may reasonably request in order to facilitate the public sale or other disposition of such Registered Securities;


      (b) notify on a timely basis each Selling Shareholder at any time when a prospectus relating to such Registered Securities is required to be delivered under the U.S. Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such Selling Shareholder, prepare and furnish to such Selling Shareholder such reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

      (c)   list such Securities on NASDAQ; and

      (d) use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registered Securities contemplated hereby.

12.6 With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Corporation agrees to file with the Commission in a timely manner all reports and other documents required of the Corporation under the U.S. Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, upon request, to furnish each holder of Shares with a written statement by the Corporation as to its compliance with the current public information requirements of Rule 144(c)(1) under the U.S. Securities Act, a copy of the most recent annual and quarterly reports of the Corporation, and such other reports and documents so filed as such holders may reasonably request in order to comply with any rule or regulation of the Commission allowing such holders to sell their Shares or Warrant Shares without registration.

12.7 If at any time or from time to time after the effective date of any Registration Statement, the Corporation notifies the Selling Shareholders in writing of the existence of a Potential Material Event (as defined in paragraph 12.8 below), the Selling Shareholders shall not offer or sell any Registered Securities gage in any other transaction involving or relating to Securities, from the time of the giving of notice with respect to a Potential Material Event until the Investor receives written notice from the Corporation that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. If a Potential Material Event shall occur prior to the date a Registration Statement is required to be filed, then the Corporation's obligation to file such Registration Statement shall be delayed without penalty for not more than thirty (30) days, and such delay or delays shall not constitute a breach of this Agreement. The Corporation must, if lawful, give the Investor notice in writing at least two (2) Business Days prior to the first day of the blackout period.

12.8 "Potential Material Event" means any of the following: (a) the possession by the Corporation of material information not ripe for disclosure in a registration statement, as determined in good faith by the Chief Executive Officer or the Board of Directors of the Company that disclosure of such information in a Registration Statement would be detrimental to the business and affairs of the Company; or (b) any material engagement or activity by the Corporation which would, in the good faith determination of the Chief Executive Officer or the Board of Directors of the Corporation, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Chief Executive Officer or the Board of Directors of the Corporation that the applicable Registration Statement would be materially misleading absent the inclusion of such information.

                              13 - INDEMNIFICATION

13.1  In the event of the filing of any Registration Statement pursuant to
      Section 12 hereof, the Corporation agrees to indemnify and hold harmless each Selling Shareholder and each person, if any, who controls such Selling Shareholder within the meaning of the U.S. Securities Act, against any and all losses, claims, damages or liabilities, joint or several (including the costs of any reasonable investigation and legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which they, or any of them, may become subject under the U.S. Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, or any related preliminary prospectus, final prospectus, or amendment thereof or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Corporation shall not be liable under this Section 13.1 in any such case to the extent that any such losses, claims, damages or liabilities arise solely out of or are based upon an untrue statement of a material fact contained in or any omission of a material fact from such Registration Statement, preliminary prospectus, final prospectus or amendment thereof or supplement thereto in reliance upon, and in conformity with, information furnished in writing to the Corporation by the Selling Shareholder specifically for use therein. This paragraph 13.1 shall not enure to the benefit of any Selling Shareholder if the Selling Shareholder failed to send or give (in violation of the U.S. Securities Act or the Rules and Regulations promulgated thereunder) a copy of the prospectus contained in such Registration Statement to a Purchaser at or prior to the written confirmation to such person of the sale of shares by such Selling Shareholder. This indemnity will be in addition to any liability which the Corporation may otherwise have.

13.2 The Corporation may, as a condition to its obligations under this Section 13, require that each Selling Shareholder of Registered Securities thereunder agree in writing to indemnify and hold harmless the Corporation, each other person referred to in subparts (1), (2) and (3) of
      Section 11(a) of the U.S. Securities Act in respect of such Registration Statement, and each person, if any, who controls the Corporation or any such person within the meaning of Section 15 of the U.S. Securities Act, against any and all losses, claims, damages or liabilities (including the costs of any reasonable investigation and legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which they, or any of them, may become subject under the U.S. Securities Act, the Exchange Act or other federal, provincial or state law or regulation, at common law, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, or any related preliminary prospectus, final prospectus or amendment thereof or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such Registration Statement, preliminary prospectus, final prospectus or amendment thereof or supplement thereto in reliance upon, and in conformity with, information furnished in writing to the Corporation by the Selling Shareholder specifically for use therein; PROVIDED, HOWEVER, that the obligations of each Selling Shareholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Shareholder from sales of Registered Securities sold pursuant to the Registration Statement. The Corporation's failure to require such written indemnification from a Selling Shareholder under this Section shall not effect the Selling Shareholders' liability with respect to the information provided by them in writing to the Corporation for use in the Registration Statement, Preliminary Prospectus, Final Prospectus or amendment thereof or supplement thereto.

13.3  Any party that proposes to assert the right to be indemnified under this
      Section 13 shall, promptly after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this
      Section 13, notify each such indemnifying party of the commencement thereof, enclosing a copy of all papers served. No indemnification provided for in Section 13.1 or 13.2 shall be available to any party who shall fail to give notice as provided in this Section 13.3, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
      Section 13 unless the indemnifying party was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice and provided that the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified party other than under this Section 13 or Section 14 below. In case any such action, suit or proceeding is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, such indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel (which shall not be unreasonably withheld), the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action, suit or proceeding but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying parties, (ii) the indemnified party shall have reasonably concluded that there may be differing or additional defenses available to it and not to one or more of the indemnifying parties in such action, suit or proceeding so that it would be inappropriate for counsel to represent both the indemnified party and the indemnifying party in view of actual or potential conflicts of interest (in which case if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, suit or proceeding on behalf of such indemnified party); or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the fees and expenses of the indemnified party's counsel shall be at the expense of the indemnifying parties, it being understood, however, that the indemnifying party shall not, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party and its controlling persons. An indemnifying party shall not be liable for any settlement of any action, suit, proceeding or claim effected without its written consent.


                               14 - CONTRIBUTION

14.1 In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 13 is due in accordance with its terms but for any reason is held to be unavailable or insufficient to hold harmless an indemnified party, the Corporation on the one hand and the Selling Shareholder on the other hand shall, in lieu of indemnifying such indemnified party, contribute to the aggregate losses, claims, damages or liabilities referred to in Section 13 (including costs of any investigation and legal and other expenses reasonably incurred in connection therewith, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted), in such proportions as is appropriate to reflect the relative fault of the Corporation and such Selling Shareholder in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Corporation and the Selling Shareholder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission related to information supplied by the Corporation (including for this purpose information supplied by any officer, director, employee or agent of the Corporation) or to written information furnished to the Corporation by or on behalf of the Selling Shareholder specifically for use in the preparation of the Registration Statement or any amendment thereof or supplement thereto, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 14 in no case shall the Selling Shareholder be liable or responsible for any amount in excess of the proceeds received by the such Selling Shareholder from the sale of the

      Registered Securities included in the Registration Statement, provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 14, each person, if any, who controls a Selling Shareholder within the meaning of Section 15 of the U.S. Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as such Selling Shareholder, and each person, if any, who controls the Corporation within the meaning of the Section 15 of the U.S. Securities Act or Section 20(a) of the Exchange Act, each director of the Corporation and each officer of the Corporation who shall have signed the Registration Statement shall have the same rights to contribution as the Corporation, subject to the immediately preceding sentence of this Section 14. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 14, notify such party or parties from whom contribution may be sought, and the omission so to notify such party or parties from whom contribution may be sought shall relieve the party or parties from whom contribution may be sought (if such party was unaware of such action, suit, or proceeding and was materially prejudiced by such omission) from any liability under this
      Section 14, but not from any other obligation it or they may have hereunder or other than under this Section 14. No party shall be liable for contribution with respect to the settlement of any action, suit, proceeding or claim effected without its written consent. The obligations of the Selling Shareholder to contribute pursuant to this Section 14 are several in proportion to their respective number of Registered Securities included in the Registration Statement and not joint. The Corporation may, as a condition to its obligations under this Section 14, require that each Selling Shareholder of Registered Securities thereunder agree in writing to be bound by the provisions of this Section 14.

                           15 - RIGHT OF FIRST REFUSAL

15.1 In further consideration of the services to be provided hereunder by Sprott, the Corporation hereby grants to Sprott a right of first refusal to act as the lead agent or lead underwriter with respect to any brokered private placement or distribution, if any, of any securities of the Corporation (including, without limitation, special warrants) in Canada and the United States and a right of first refusal to act as lead agent and/or financial advisor in any merger or acquisition undertaken by the Corporation, in each case for a period of 12 months following the Closing Date (a "Distribution"). This right of first refusal shall be subject to the following terms:

      (a) in the event that the Corporation receives a binding proposal (or a proposal which would be binding and enforceable if it were executed and delivered by the parties thereto), from a registered Canadian investment dealer or group of dealers, other than Sprott (collectively, a "Dealer") pursuant to which a Dealer proposes, agrees or offers to act as the Corporation's agent or underwriter to conduct the Distribution of any of the Corporation's securities, whether on an agency, underwritten or bought-deal basis, the Corporation shall be entitled to accept such proposal on the condition that Sprott be invited to participate in the agents or underwriting group, as the co-lead or second leading agent or underwriter in Canada to the extent of not less than the percentage represented by the lead agent or lead underwriter in Canada;

      (b) in the event the Corporation elects to accept the Dealer's proposal in respect of the Distribution, the Corporation shall provide Sprott with a written notice (the "Notice");

      (c) the Notice shall contain the terms and conditions pursuant to which the Dealer has proposed to act as the Corporation's agent or underwriter, including, without limitation, the consideration to be received by such Dealer for its services, the consideration to be received by the Corporation for its securities, if known, and the quantity and the nature of the securities subject to the Distribution;

      (d) Sprott shall have a period of five (5) Business Days after receipt of the Notice except in the case of a "bought deal" or "firm underwriting" in which case Sprott shall have a period of 24 hours or 48 hours after receipt of the Notice, respectively, (the "Notice Period") from the Corporation to elect in writing to act as co-lead or second leading agent or underwriter in Canada, as the case may be, on behalf of the Corporation on the terms and conditions contained in the Notice to assist in conducting the Distribution as such agent or underwriter, as the case may be; and

      (e) if Sprott declines or fails to elect within the Notice Period to assist in conducting the Distribution as co-lead or second leading agent or underwriter on behalf of the Corporation, the Corporation shall be entitled for a period of sixty 60 days beginning upon the expiry of the Notice Period, to engage the Dealer on the same terms and conditions as set forth in the Notice. Upon expiry of such sixty 60 day period or in the event that such terms and conditions of the engagement with the Dealer change materially, the Corporation shall not be entitled to enter an engagement or agreement with the Dealer or any other Dealer without again complying with paragraphs (a) to (e) herein inclusive, with necessary modifications.

                  16 - SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                         COVENANTS, TERMS AND CONDITIONS

16.1 It is understood that all representations, warranties, covenants, indemnities, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by Sprott for the Common Shares, the termination of this agreement and the resale of the Common

      Shares pursuant to the Registration Statement and shall continue in full force and effect for the benefit of Sprott for a period of six years from the Closing Date regardless of any investigation by or on behalf of Sprott with respect thereto.

                                 17 - STANDSTILL

17.1 The Corporation will not, directly or indirectly, without the prior written consent of Sprott, which consent shall not be unreasonably withheld, issue, offer, sell, grant any option to purchase or otherwise dispose of (or announce any issue, offer, sale, grant of any option to purchase or other disposition of) any Common Shares or any securities convertible into, or exchangeable or exercisable for, Common Shares until the date which is 90 days following the Closing Date, nor shall the Corporation publicly announce until such date an intention to do so, except for (i) the issuance of Common Shares in connection with the exercise of any currently outstanding stock options, warrants and convertible securities, (ii) the issuance of stock options pursuant to the Corporation's stock option plans, or (iii) the issuance of Common Shares in connection with an arm's length acquisition or (iv) the issuance of Common Shares provided for by the Heads of Agreement dated November 6, 2000 between the Corporation, Ladenburg Thalman & Co. Inc., Sundowner Investments Limited and AMRO International, S.A. The restrictions set forth in this Section shall not apply in the event that any Subscriber has exercised the Repurchase Right.

                                 18 - NOTICES

18.1 Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to the Corporation to Mr. Arthur G. Ritchie, Chairman, President and Chief Executive Officer, Sand Technology Inc., 4141 Sherbrooke St. O., Suite 410, Westmount, Quebec, H3Z 1B8, Telecopy No. (514) 939-2042 and to Lavery, de Billy, Suite 4000, 1 Place Ville Marie, Montreal, Quebec, H3B 4M4, Attention:
      Georges Dube, Telecopy No. (514) 871-8977 and, in the case of notice to be given to Sprott, be addressed to:

                  Sprott Securities Inc.
                  Royal Bank Plaza South
                  Suite 3450, P.O. Box 63
                  Toronto, Ontario
                  M5J 2J2

                  Attention:          Lowell Pancer
                  Telecopy No.:       (416) 943-6496

with a copy to:

                  Aird & Berlis
                  Suite 1800, Box 754
                  181 Bay Street
                  Toronto, Ontario M5J 2T9

                  Attention:          Sonia Yung
                  Telecopy No.:       (416) 863-1515

Any such notice or other communication shall be in writing and may be given by telefax or delivery, and shall be deemed to have been given 12 hours after being telefaxed (provided, that such time falls on a business day, otherwise notice shall be deemed to have been so given on the next business day) or upon receipt by a responsible officer of the addressee if delivered.

                           19 - COVENANTS OF SPROTT

19.1 Sprott covenants with the Corporation that it will: (i) conduct activities in connection with soliciting purchasers of the Common Shares and will indemnify the Corporation from all losses incurred by it or claims made against it as a result of a violation by Sprott or any selling agent retained by it of such Applicable Securities Laws; (ii) not deliver to any prospective Subscriber any document or material which constitutes an offering memorandum under Applicable Securities Laws; (iii) not solicit offers to purchase or sell the Common Shares so as to require registration thereof or filing of a prospectus with respect thereto or continuing obligations under the laws of any jurisdiction including, without limitation, the United States of America or any state thereof, and not solicit offers to purchase or sell the Common Shares in any jurisdiction outside of Canada where the solicitation or sale of the Common Shares would result in any statutory ongoing disclosure requirements in such jurisdiction or any registration requirements in such jurisdiction except for the filing of a notice or report of the solicitation or sale; (iv) obtain from each Subscriber an executed Subscription Agreement in a form reasonably acceptable to the Corporation and to Sprott relating to the transactions herein contemplated, together with all documentation as may be necessary in connection with subscriptions for Common Shares; (v) refrain from advertising the Offering in (A) printed media of general circulation, (B) radio, (C) television, or (D) electronic media, and not make use of any green sheet or other internal marketing document without the consent of the Corporation, such consent to be promptly considered and not to be unreasonably withheld; (vi) comply with, and ensure that its and its selling agents and their and its respective directors, officers, employees and affiliates comply with, all applicable market stabilization rules and requirements of the Securities Commissions and applicable laws and (vii) only offer and sell the Common Shares to persons who are not "U.S. persons" as that term is defined in Regulation S promulgated under the U.S. Securities Act.

                                 20 - GENERAL

20.1 If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

20.2 This agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

20.3  Time shall be of the essence of this agreement.

20.4 This agreement may be executed in one or more counterparts and by facsimile each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

20.5 This agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, warranties, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

20.6 It is understood that the terms and conditions of this agreement supersede any previous verbal or written agreement between Sprott and the Corporation.

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to Sprott's counsel.


SPROTT SECURITIES INC.



Per:  /s/ Jeff Kennedy
     ------------------------------------------------------



ACCEPTED AND AGREED to this 22 day of November, 2000.
                            --


SAND TECHNOLOGY INC.



Per:  /s/ Arthur G. Ritchie
     ------------------------------------------------------

                                  SCHEDULE "A"

                              SAND TECHNOLOGY INC.
                          PRIVATE PLACEMENT TERM SHEET
                          ----------------------------


ISSUE:                     2,000,000 common shares ("Common Shares") in the capital of Sand Technology Inc. (the
                           "Corporation") at a price of U.S. $6.00 per Common Share (being the current market price as at the close of trading on November 3, 2000). The Corporation also grants to
                           Sprott Securities Inc. ("Sprott") an over-allotment option (the "Over-Allotment
                           Option") to give notice by no later than November 30, 2000 to purchase at anytime from time to time by no later than December 7, 2000 in whole or in part up to an additional
                           1,000,000 Common Shares at a price of U.S. $6.00 per Common Share.

TOTAL                      U.S.$12,000,000 (the "Offering") and up to an additional U.S.$6,000,000 upon the
OFFERING:                  exercise of the Over-Allotment Option .


MINIMUM                    that number of Common Shares whose aggregate Issue Price is not less than Cdn. $150,000
SUBSCRIPTION:              (that number of Common Shares whose aggregate Issue Price is not less than Cdn. $97,000 in Alberta, British Columbia, Manitoba, New Brunswick or Prince Edward Island and that number of Common Shares whose aggregate Issue Price is not less than Cdn. $100,000 in
                           Newfoundland) unless the purchaser is otherwise exempt.

PRICE:                     U.S. $6.00 per Common Share, being the current market price as at the close of trading on November 3, 2000 (the "Issue Price").

COMMISSION:                U.S. $0.36 per Common Share (the "Commission") which will be payable by the Corporation to Sprott Securities Inc. ("Sprott") on the Closing Date. Sprott will also be entitled to receive on the Closing Date a number of compensation warrants equal to 10% of the number of Common Shares sold. Each compensation warrant will entitle the holder thereof to purchase one Common Share at the Issue Price per share for a period of 24 months from the Closing Date.

CLOSING:                   November 22, 2000 or such later date as the Corporation and Sprott may agree upon (the
                           "Closing Date").

ESCROW                     An amount (the "Escrowed Funds") equal to 66 2/3% of the aggregate Issue Price will be held
TERMS:                     by an escrow agent (the "Escrow Agent") pursuant to an escrow agreement and such funds will be invested by the Escrow Agent on behalf of the Corporation and the purchasers of
                           Common Shares with interest to follow principal.

                           The Escrowed Funds shall be released to the Corporation upon the later to occur of (i) the effective date of a Registration Statement filed with the
                           United States Securities Exchange Commission registering the resale from time to time of Common Shares issued and (ii) the common shares of the Corporation
                           (including the Common Shares issued) being listed on the NASDAQ Stock Markets.
                           The satisfaction of each of the conditions referred to in items (i) and (ii)
                           above being hereinafter referred to as the "Release Conditions".

FILING OF                  The Corporation will use its best efforts to satisfy both Release
REGISTRATION               Conditions as soon as possible but in any event on or prior to the
STATEMENT:                 date which is 90 days following the last  Closing Date or such later date as Sprott and the Corporation may agree upon.

                           In the event that the Release Conditions have not been satisfied prior to 5:00
                           p.m. (Toronto time) on the first business day which is at least 90 days following the Closing Date (the "Condition Deadline") each holder of Common
                           Shares will be entitled to elect either (a) that the Corporation purchase for cancellation all of such holder's Common Shares for the amount of the Issue
                           Price thereof plus any interest earned on such amount and payable from the
                           Escrowed Funds or (b) to retain such Common Shares provided that, in the absence of such election being made by the holder prior to 5:00 p.m. (Toronto time) on the fifth business day following the Condition Deadline, the holder shall be deemed to have elected to have all of the Common Shares held by such holder purchased for cancellation in the manner set forth above.

                           If required, the Corporation acknowledges and agrees that it shall pay the difference between the gross proceeds of the Offering and the balance of the
                           Escrowed Funds (including all interest accrued thereon) to the Escrow Agent to ensure that all Common Shares surrendered or deemed to be surrendered for repurchase may be repurchased.

RESTRICTION ON             The Corporation will not, directly or indirectly, without the prior
SHARE ISSUANCES:           written consent of Sprott, which consent shall not be unreasonably withheld, issue, offer, sell, grant any option to purchase or otherwise dispose of (or announce any issue, offer, sale, grant of any option to purchase or other disposition of) any Common Shares or any securities convertible into, or exchangeable or exercisable for, Common Shares until the date which is 90 days following the Closing Date, nor shall the Corporation publicly announce until such date an intention to do so, except for
                           (i) the issuance of Common Shares in connection with the exercise of any currently outstanding stock options, (ii) the issuance of stock options pursuant to the Corporation's, stock option plan, or (iii) the issuance of Common Shares in connection with an arm's length acquisition.

EQUITY LINE OF CREDIT:     The Corporation undertakes that prior to Closing, it will use its best efforts to have extinguished or amended to Sprott's satisfaction (in the sole discretion of Sprott) its existing equity line of credit (the "Line of Credit") with
                           Sundowner Investments Limited as more particularly described in the
                           Post-Effective Amendment No. 2 to the Form F-2 filed with the U.S. Securities and Exchange Commission by the Corporation on October 13, 2000. In the event that the Corporation is unsuccessful in extinguishing or amending the Line of
                           Credit to Sprott's satisfaction, then the Corporation agrees that it shall not issue and exercise a draw down under the Line of Credit without first obtaining
                           Sprott's written consent thereto.

RIGHT OF FIRST REFUSAL:    The Corporation will grant to Sprott: (i) a right of first refusal (exercisable within five business days of Sprott being provided with written notice thereof)
                           to act as lead agent or lead underwriter, as the case may be, with respect to any brokered private placement or distribution to the public, if any, of any securities of the Corporation (including, without limitation, special warrants);
                           and (ii) a right of first refusal to act as financial advisor or agent with respect to any merger and/or acquisition contemplated by the Corporation, in each case for a period of 12 months following the Closing Date.

TSE LISTING:               The Corporation shall use its best efforts to have its common shares listed and posted on The Toronto Stock Exchange.
